Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc., parent of Enterprise Bank, announced net income of $7.9 million, or $0.96 per diluted share, for the year ended December 31, 2009, compared to $5.5 million, or $0.69 per diluted share, for the year ended December 31, 2008, increases of $2.4 million and $0.27 per diluted share, respectively.  Net income for the three months ended December 31, 2009 amounted to $2.8 million, or $0.32 per diluted share, compared to $29 thousand, or $0.004 per diluted share, for the comparable 2008 period, increases of $2.8 million and $0.32 per diluted share, respectively.

Deposits, excluding brokered deposits, totaled $1.12 billion at December 31, 2009, an increase of $244.5 million, or 28%, since December 31, 2008. Loans outstanding totaled $1.08 billion at December 31, 2009, an increase of $134.2 million, or 14%, since December 31, 2008.

On January 19, 2010, the Board of Directors declared a quarterly dividend of $0.10 per share to be paid on March 1, 2010, to shareholders of record as of February 8, 2010.  The quarterly dividend represents a 5.3% increase over the 2009 dividend rate.

We are very pleased with Enterprise’s performance in 2009. The 43% increase in net income in 2009 was achieved in spite of increased FDIC insurance premiums impacting all banks, and ongoing expenditures to seize current market opportunities while positioning Enterprise for long-term growth. Enterprise is successfully growing deposits and loans, as indicated by our 2009 growth rates of 28% and 14%, respectively, while we continue to expand our branch network and invest in our infrastructure and in our employees.    Construction on our permanent Derry location is well underway and we expect the new branch to be open in late spring 2010. We were very gratified by the support of our shareholders and new community investors through our successful fully-subscribed stock offering in the fourth quarter of 2009.  The offering added $8.8 million in new capital to the Bank, further increasing our flexibility to grow and serve our customers in the local marketplace.

We believe that the need and desire of local businesses, professionals, non profits and individuals to do business with a stable, local community bank, like Enterprise, is stronger than ever.  We anticipate that the current banking environment will continue to provide abundant opportunities for Enterprise to acquire new customers, increase market share and expand geographically over the coming years. Throughout our twenty-one year history, through numerous economic cycles, our partnership with the community has been the key ingredient to our success as demonstrated by our 81 consecutive profitable quarters.

Results of Operations

The increase in net income for the year ended December 31, 2009, when compared to the same period in 2008, was primarily due to an increase in net interest income and non-interest income, partially offset by increases in FDIC insurance premiums and other non-interest expenses, as well as an increase in the provision for loan loss.

For the year ended December 31, 2009, net interest income amounted to $48.4 million, compared to $42.2 million for 2008 an increase of $6.3 million, or 15%.  Net interest income for the quarter ended December 31, 2009 amounted to $13.1 million, compared to $11.2 million in the December 2008 quarter, an increase of $1.9 million, or 17%. The increases in net interest income over the comparable prior-year periods were due primarily to strong loan growth. Average loan balances increased $135.9 million and $142.5 million for the year-over-year and quarter-over-quarter periods, respectively.

Net interest margin was 4.28% for the year ended December 31, 2009, compared to 4.23% for 2008.  Quarterly net interest margin was 4.42% for the three months ended December 31, 2009, compared to 4.32% and 4.24% for the quarters ended September 30, 2009 and December 31, 2008, respectively.

The provision for loan losses for the year ended December 31, 2009 amounted to $4.8 million compared to $2.5 million in 2008. The increase over the prior year was due primarily to increases in net charge-offs and the level of non-performing loans, as well as loan growth. For the year ended December 31, 2009, the Company recorded net charge-offs of $1.9 million, compared to net charge-offs of $781 thousand for the year ended December 31, 2008.  Net charge-offs for the year amounted to 0.19% of average total loans, and non-performing assets to total assets were 1.66% at December 31, 2009.  The levels of charge-offs and non-performing assets for 2009, which reflect more normalized levels compared to the historic lows of recent years, are a function of the current economic environment and remain favorable compared to peer levels. Total loans increased $134.2 million, or 14%, since December 31, 2008. The allowance for loan losses to total loans ratio was 1.68% at December 31, 2009, compared to 1.61% at December 31, 2008.

Non-interest income for the year ended December 31, 2009, amounted to $10.3 million compared to $6.1 million in the prior year.  This increase primarily resulted from the other than temporary impairment charge which decreased $2.9 million in 2009 compared to 2008, and net gains on sales of investment securities which increased $1.2 million in the twelve months of 2009 compared to 2008.  Excluding these investment items, non-interest income for the year ended December 31, 2009 increased $94 thousand compared to the prior year. This increase was due to gains realized on the sales of loans, which increased $479 thousand, due to the increase in volume of residential loan production, partially offset by a decrease in investment advisory income of $356 thousand, which was due to the decline in the value of assets under management resulting primarily from investment market conditions.

Non-interest expense for the year ended December 31, 2009, amounted to $42.7 million, an increase of 13%, compared to $37.9 million for the year ended December 31, 2008. The increase in non-interest expense was related primarily to strategic growth including new branches opened, and increases in FDIC deposit insurance assessments. Strategic growth initiatives resulted in increases in the areas of compensation-related costs, occupancy and equipment, technology and telecommunications, and other expenses.  For the year ended December 31, 2009, deposit insurance premiums increased $1.4 million compared to the same period in 2008, due to changes, which applied to all insured banks, in the FDIC insurance assessment rates and a special June 30, 2009 assessment intended to replenish the FDIC’s deposit insurance reserves.

Total assets amounted to $1.30 billion at December 31, 2009, as compared to $1.18 billion at December 31, 2008, an increase of 10%. Total loans increased $134.2 million, or 14%, since December 31, 2008, and $23.9 million, or 2%, since September 30, 2009, amounting to $1.08 billion at December 31, 2009.  Total deposits, excluding brokered deposits, were $1.12 billion at December 31, 2009, increasing 28% and 7% since December 31, 2008 and September 30, 2009, respectively.  Brokered deposits amounted to $27.9 million on December 31, 2009 and $75.4 million on December 31, 2008. Investment assets under management amounted to $433.0 million at December 31, 2009, compared to $439.7 million at December 31, 2008, a decrease of 2%.  Total assets under management amounted to $1.79 billion at December 31, 2009, and $1.65 billion at December 31, 2008, and increase of 9%.

In late March, you will receive our 2009 annual report and proxy in preparation for Enterprise Bancorp, Inc.’s annual meeting of shareholders on May 5, 2010 at the Lowell Memorial Auditorium, Veterans’ Hall (3rd Floor), 50 East Merrimack Street, Lowell, MA.  We look forward to this special opportunity to welcome new shareholders as a result of our successful  community offering which ended December 1, 2009, and to express our appreciation to all shareholders for their support throughout the year.  Also, our annual meeting  presents a great opportunity for us to share our vision for the bank’s future success.

This year, Enterprise Bank will host our Celebration of Excellence, a highly-regarded community event saluting local businesses, entrepreneurs, and non-profits immediately following the annual meeting from 5 to 8 pm.  Tedy Bruschi, super-star athlete, stroke survivor, and community leader, will be the keynote speaker. Tedy’s story, both personally and professionally, is one of courage, teamwork, determination and perseverance.  We urge all shareholders to join us that evening in saluting local leaders as we celebrate the entrepreneurial spirit which helps make our community so special. We promise it will be a very exciting evening for all in attendance.  Invitations to the Celebration of Excellence will be mailed in early spring.

Thank you for your continued support over the past twenty-one years.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President

Matters discussed in this letter contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of the words “expect”, “intend”, “anticipate”, “will”, “plan”, “believe”, “continue”, or similar expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control, which could cause the actual results of future events to differ materially from the forward-looking statements. For more information about these risks, uncertainties and other factors, please see our most recent annual report on Form 10-K as filed with the Securities and Exchange Commission.

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2009	2008	2009	2008
Net interest income	$13,131	$11,209	$48,446	$42,195
Provision for loan losses	1,740	465	4,846	2,505
Net interest income after provision for loan losses	11,391	10,744	43,600	39,690
Other than temporary impairment of investment securities (OTTI)	(15)	(3,702)	(797)	(3,702)
Net gains on sales of investment securities	516	38	1,487	305
Non-interest income excluding net gains and OTTI on investments	2,686	2,345	9,582	9,488
Non-interest expense	10,633	9,610	42,708	37,884
Income (Loss) before income taxes	3,945	(185)	11,164	7,897
Provision for (Benefit from) income taxes	1,160	(214)	3,218	2,349
Net Income	$2,785	$29	$7,946	$5,548

Basic earnings per share	$0.32	$0.004	$0.96	$0.70
Diluted earnings per share	$0.32	$0.004	$0.96	$0.69
Basic weighted average common shares outstanding	8,595,013	8,008,029	8,268,502	7,973,527
Diluted weighted average common shares outstanding	8,597,263	8,029,726	8,279,126	8,005,535

CONDENSED CONSOLIDATED BALANCE SHEETS	December 31, 2009	December 31, 2008

Cash and cash equivalents	$32,610	$25,276
Investment securities at fair value	139,109	159,373
Loans, net of allowance for loan losses	1,064,612	933,372
Other assets	67,670	62,456
Total assets	$1,304,001	$1,180,477

Deposits	$1,144,948	$947,903
Borrowed funds	24,876	121,250
Junior subordinated debentures	10,825	10,825
Other liabilities	15,688	9,395
Total stockholders’ equity	107,664	91,104
Total liabilities and stockholders’ equity	$1,304,001	$1,180,477

	At or for the year ended	At or for the year ended
CONSOLIDATED FINANCIAL DATA AND RATIOS	December 31, 2009	December 31, 2008

Balance Sheet Items:
Total assets	$1,304,001	$1,180,477
Loans serviced for others	53,659	28,341
Investment assets under management	433,043	439,711
Total assets under management	$1,790,703	$1,648,529

Book value per share	$11.84	$11.35
Dividends per common share	$0.38	$0.36
Allowance for loan losses to total loans	1.68%	1.61%
Non-performing assets to total assets	1.66%	0.73%

Income Statement Items:
Return on average assets	0.64%	0.51%
Return on average stockholders’ equity	8.31%	6.26%
Net interest margin (tax equivalent)	4.28%	4.23%